Exhibit 10.11

Coretronic Optics (Kunshan) Corporation PURCHASE ORDER

Bill TO:	No.18, 3rd Ave, Kunshan Free Trade Zone, Jiangsu, P.R.China, 215300	P/O No.:	8600032133

Ship To:	No.18, 3rd Ave, Kunshan Free Trade Zone, Jiangsu, P.R.China, 215300	P/O Date:	2023-05-11

Tel/Fax:	4186	Tax Registration No.:

Buyer:	Julia Zeng julia.zeng@coretronic.com.cn	91320583MA1P4BQM9 X

Vendor:	Taiwan Color Optics, Inc.	Revision:	0

Address:	4F., No.32, Keya Rd., Daya Dist., Taichung City, Central Taiwan Science Park, 42881, Taiwan

Attn:		Approved Date:	2023-05-12

Tel:	886-4-25673281	Fax:	886-4-25678521	Page: 1

Payment Term:	KS60 DAYS	Place Of Delivery:	DDU Coretronic Kunshan

NO.	TYPE/PR NO/PART NO/DESCRIPTION	DELIVERY	Q’TY	UNIT	CUR	UNIT PRICE	AMOUNT
1	Goods / /23.7F719G001 A / COLOR WHEEL ML14K FW 50 PHI YW119/R100/G87/B54 RED T50@594 GREEN T50@477-606 /	2023-06-30	600	Pcs	USD	14.24	8544

REMARK:				TOTAL			8544
				TAXABLE			0
				TOTAL AMOUNT			8544

VENDOR CONFIRM	APPROVED BY	BUYER
Julia Zeng

1.	Please must deliver punctually to the designated site as specified in the purchase order unless otherwise prior written agreed by Coretronic. No early shipment is permitted. Coretronic reserves the right to refuse of accepting any delay shipment and claim the damage. Furthermore. Coretronic shall be entitled for delay penalty at the rate of one (1) percent of invoice price per day for any delay delivery, and such penalty shall be deductible from Coretronic’s any payment to Vendor
2.	Coretronic shall also be entitled to refuse any defective delivery in whole or in part and claim for all associated expenses, damages and profit losses resulting from such defective delivery, provided that such compensation shall also be deductible from Coretronic’s any payment to Vender.
3.	Please confirm the order in delivery amount and schedule within three (3) days from receiving the order via e-mail and/or fax the order shall be deemed fully accepted by Vendor, if Vendor fails to furnish any reply and/or rejection within the said three (3) days. If Coretronic otherwise notifies Vendor of the schedule following the order, Vendor shall confirm the schedule in writing within three (3) days after its receipt of Coretronic’s notification. The schedule shall be deemed fully accepted by Vendor if Vendor fails to reply within the said three (3) days.
4.	Upon the acceptance, Vendor agrees that Coretronic, at its sole discretion, shall be entitled for rescheduling of shipment and re-pricing based on the then current price and market situation.
5.	Coretronic’s part number and P/O No. must be shown on all shipping documents.
6.	Any change on the design, manufacturing methods and/or production place of the Products shall be made only by both Vendor’s prior written notification to Coretronic and Coretronic’s written consent in advance.
7.	Raw material requisitions: Product name and batch name or date of manufacture should be marked on your production, in order to facilitate traceability.
8.	Without written authorization and approval by Coretronic, any change including but not limited to raw material, brand, type, manufacture location is prohibited. Furthermore, recycled material is prohibited to be used in any form. Vendor must bear all the relevant induced cost, damages and losses of Coretronic (including but not limited to the customer claims) if above statement are disobeyed. Such compensation shall also be deductible from Coretronic’s any payment to Vender